Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
August 19, 2011 ~ 4:00 p.m.

Chemung Financial Reports 2nd Quarter and Year-to-Date Earnings
Capital Bank Acquisition Immediately Accretive to Earnings

Chemung Financial Corporation today reported second quarter 2011 unaudited net income of $2.620 million compared to year-earlier results of $2.503 million, an increase of $117 thousand.  Earnings per share for the quarter totaled $0.57 as compared with $0.69 a year ago, a decrease of 17.4% on 1,026,724 additional average shares outstanding resulting from the Corporation’s acquisition of Fort Orange Financial Corp. (“FOFC”) and its banking subsidiary Capital Bank & Trust Company (“Capital Bank”) on April 8th of this year.  However, the decrease in earnings per share is attributed to one-time costs related to this transaction totaling $1.187 million during the second quarter of this year.  Excluding these one-time costs, second quarter 2011 income would have totaled approximately $3.375 million or $0.73 per share with the Capital Bank acquisition contributing an estimated $1.141 million of that total or $0.25 per share.

Net income for the first six months of 2011 totaled $4.285 million, down $218 thousand compared to last year.  Earnings per share for the first six months of this year totaled $1.04 compared to $1.25 for the corresponding period last year on 522,355 additional average shares outstanding.  Again, these decreases resulted from the recognition of $2.223 million in one-time acquisition related costs during the first half of this year.  Excluding these costs, net income for the first six months of this year would have totaled approximately $5.720 million or $1.39 per share with the Capital Bank acquisition contributing an estimated $1.115 million or $0.27 per share.

In a prepared statement released today, Ronald M. Bentley, President & CEO, stated:

“I am very pleased to report our second quarter and first half earnings.  As previously mentioned, on Friday, April 8th we completed our acquisition of the Albany, N.Y. based FOFC and its subsidiary bank, Capital Bank, and on Monday, April 11th the five branch offices acquired in that transaction opened for business as Capital Bank, a division of Chemung Canal Trust Company.  We have been extremely pleased with this transition to a new market which has had a very positive impact on our second quarter and year-to-date results when you exclude one-time transaction costs.  We are also pleased with the level of new loan opportunities coming out of this region.  With the completion of this acquisition, Chemung Financial Corporation now has $1.2 billion in total assets and 28 offices located in eight New York counties, as well as Bradford County in Pennsylvania.

Second quarter net interest income of $11.451 million was $2.673 million or 30.4% higher than the second quarter of last year with the net interest margin increasing 24 basis points to 4.08%.  This increase was due principally to the Capital Bank acquisition which resulted in a significantly higher level of average earning assets compared to the second quarter of last year, as well as a decrease in the cost of average interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

A $250 thousand decrease in the provision for loan losses as compared to the second quarter of last year was due to improved asset quality throughout 2010 as well as a decrease in net charge-offs, and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income for the second quarter of 2011 was $79 thousand or 1.7% higher than the second quarter of last year due principally to increases in check card interchange fee income, a decrease in other-than-temporary impairment (“OTTI”) charges on trust preferred securities pools carried in our investment portfolio, higher revenue at our financial services subsidiary, CFS Group, Inc. and an increase in gains on the sale of other real estate owned.  These increases were offset in part primarily by a decrease in Wealth Management Group fee income.

Excluding the above mentioned one-time acquisition related costs, all other operating expenses were $1.599 million or 17.0% higher than last year impacted to a large extent by expenses at the new offices acquired.  The increase in operating expenses was reflected primarily in increases in compensation, net occupancy costs, professional services and data processing.

Net interest income for the first half of 2011 totaling $19.997 million was $2.706 million or 15.7% higher than last year, with the net interest margin increasing 13 basis points to 3.97%.  As was the case with second quarter results, we attribute this increase to an increase in average earning assets resulting from the Capital Bank acquisition, as well as to a decrease in the cost of interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

For reasons noted above, the provision for loan losses was $500 thousand lower than the first half of 2010.

Year-to-date non-interest income was up $432 thousand or 5.0% due in large part to an increase in revenue from our equity investment in Cephas Capital Partners, L.P., a decrease in OTTI charges on trust preferred securities pools and an increase in gains on the sale of securities.  Additionally impacting the increase in non-interest income were increases in check card interchange fee income and revenue at CFS Group, Inc., with these increases offset in part by decreases in Wealth Management Group fee income and service charges.

Similar to second quarter results, and for reasons noted above, excluding the previously mentioned one-time acquisition costs, all other operating expenses were $1.761 million or 9.4% higher than last year.

Since year-end 2010, total assets increased $278.7 million or 29.1% to $1.237 billion, due in large part to the Capital Bank acquisition.  Total loans were up $175.0 million, including $165.9 million related to the Capital Bank acquisition, while total deposits increased $227.6 million or 28.9% to $1.014 billion, with $183.3 million of this increase attributed to the Capital Bank acquisition.  Capital at June 30, 2011 totaled $126.6 million compared to $97.4 million at year-end 2010.  This increase is attributed principally to the issuance of 1,009,942 shares of common stock to acquire the common shares of former FOFC shareholders, resulting in an increase in common stock and additional paid-in-capital totaling $23.7 million, as well as to increases in accumulated other comprehensive income and retained earnings.  All bank capital ratios are in excess of those required to be considered well-capitalized.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833.   Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.